Exhibit 32.4

Certification of Principal Financial Officer
Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Tanger Factory Outlet Centers, Inc. (the "Operating Partnership") hereby certifies, to such officer's knowledge, that:
(i) the accompanying Annual Report on Form 10-K of the Operating Partnership for the year ended December 31, 2011 (the "Report") fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and
(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Operating Partnership.

February 29, 2012

/s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.
Vice President and Treasurer
Tanger GP Trust, sole general partner of Tanger Properties LImited Partnership (Principal Financial Officer)